Consulting Agreement

This Consulting Agreement is made as of May 4, 2001, between CTN Media Group, Inc., a Delaware corporation (“CTN”), and C. Thomas McMillen (“Consultant”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Consulting Relationship: CTN hereby hires Consultant upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Paragraph 4 hereof (the “Consulting Period”).

2.	Position and Duties: During the Consulting Period, Consultant shall provide services to CTN in connection with sales and promotions specifically attempting to secure sales from contacts of Consultant. Prior to contacting any prospect or accepting any deal, Consultant shall obtain the consent of CTN, through Tom Rocco.

3.          Base Compensation and Benefits.

	a.	Consultant shall receive a percentage commission (the “Commission Bonus”) equal to ten percent (10%) of any net revenue (after any applicable agency fees), including barter revenue, actually received by CTN from new sales procured by Consultant for CTN, which is entered into during the Consulting Period (“Commissionable Receipts”). The Commission Bonus shall be paid to Consultant monthly for Commissionable Receipts for the previous month. CTN shall provide an accounting of earned Commission Bonuses to Consultant on a monthly basis during the Consulting Period and at least every twelve (12) months after the Consulting Period has expired (the “Expiration Date”). After the Expiration Date, Consultant shall be entitled to the ten percent (10%) Commission Bonus for the remaining term of any advertising contract in existence on the Expiration Date, and a five percent (5%) Commission Bonus (rather than 10%) for the first written renewal contract for an advertiser for which Consultant previously was paid a Commission Bonus during the Consulting Period of this Agreement. In addition to the Commission Bonus, if Commissionable Receipts during the term of this Agreement exceed $500,000, Consultant shall receive an additional $10,000 bonus and if the Commissionable Receipts during the term of this Agreement exceed $1,000,000, Consultant shall receive an additional $25,000 bonus.

	b.	CTN shall reimburse Consultant for reasonable pre-approved expenses incurred in the course of performing the duties under this Agreement in accordance with CTN's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to CTN's requirements with respect to reporting and documentation of such expenses. However, in no event shall such expenses be reimbursed by CTN prior to the closing of the sale generated by Consultant to which the expenses relate.

4.	Term: The "Consulting Period" shall commence on May 4, 2001 (the “Effective Date”) and shall terminate upon ten (10) days written notice by either party to the other.

5.	Confidential Information: The Consultant acknowledges that the information, observations and data obtained by him while performing services for CTN concerning the business or affairs of CTN (“Confidential Information”) are the property of CTN. Therefore, Consultant agrees that, except in the performance of duties for CTN, that Consultant shall not during the Consulting Period or for two (2) years after the termination of this Agreement, for any reason whatsoever, disclose to any unauthorized person or use for his own account any Confidential Information without prior written consent of CTN, except (i) to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Consultant's wrongful acts or wrongful omissions to act, (ii) as necessary to comply with compulsory legal process, provided that Consultant shall provide prior notice to CTN regarding such disclosure and CTN, as applicable, shall have the right to contest such disclosure, (iii) as necessary to counsel and other professional advisors retained by the Consultant, subject to the attorney/client privilege or a valid and binding non–disclosure agreement between Consultant and such professional and (iv) disclosures of information obtained from a third party free of restrictions or disclosure of information in Consultant's possession prior to the date hereof which was obtained from a source other than CTN or its predecessors. Consultant shall deliver to CTN at CTN’s request and expense, at the termination of this Agreement, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to Confidential Information, Work Product or the business of CTN which it may then possess or have under its or his control.

6.	Inventions and Patents: Consultant agrees that all ideas, concepts, marketing strategies, management techniques, product development, methods, designs, analyses, drawings, reports, and all similar or related information which relates to CTN actual or anticipate business, research and development or existing or future products or services and which are conceived, developed or made by Consultant while performing services for CTN (“Work Product”) belong to CTN. Consultant will promptly disclose such Work Product to CTN and perform all actions reasonably requested by CTN (whether during or after the Consulting Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.	Non-Compete, Non-Solicitation.

	a.	Consultant acknowledges that in the course of providing services for CTN he will become familiar with CTN's trade secrets and with other confidential information concerning CTN and that his services will be of special, unique and extraordinary value to CTN. Therefore, Consultant agrees that, during the Consulting Period and for two years after the termination of this Agreement, such termination being for any reason whatsoever (the “Non-Compete Period”), he shall not directly or indirectly own, manage, control, consult with, render services for, or in any other manner engage in any business competing with the businesses of CTN, which is an information or entertainment network and which has as its primary business marketing to colleges or universities (the “Business”) within any geographical area in which CTN engages or plans to engage in such businesses, which is expected to be the United States of America. Notwithstanding the foregoing, nothing herein shall prohibit Consultant from being a passive owner of not more than 5% of the outstanding stock of any class of a company which is publicly traded that competes with the Business, so long as Consultant has no active participation in the management or the business of such company.

	b.	During the Non-Compete Period, Consultant shall not directly or indirectly, on behalf of any Person in the Business solicit, encourage, entice or induce (or attempt to do any of the foregoing) a customer of Company with whom Consultant had contact while providing services for CTN to cease doing business with Company.

	c.	During the Consulting Period and for eighteen (18) months thereafter, Consultant shall not directly or indirectly through another entity (i) knowingly solicit, encourage, entice or induce or attempt to induce any employee of the company to leave the employ of CTN, or in any way interfere with the relationship between CTN and any employee thereof, (ii) knowingly hire any person who was an employee of CTN at any time during the Consulting Period or (iii) knowingly induce or attempt to induce any customer, supplier, licensee or other business relation of CTN or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and CTN.

8.	Enforcement.: If, at the time of enforcement of paragraphs 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope and area. Because Consultant’s services are unique and because the Consultant has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, CTN or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provision hereof (without posting a bond or other security).

9.	Consultant Representations: Consultant hereby represents and warrants to CTN that (i) the execution, delivery and performance of this Agreement by Consultant does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Consultant is a party or by which he is bound, (ii) Consultant is not a party to or bound by any consulting agreement, employment agreement, non–compete agreement or confidentiality agreement with any other person or entity, except as previously disclosed to the Company, which would prohibit his performance under this Agreement, and (iii) upon the execution and delivery of this Agreement to the Company, this Agreement shall be valid and binding obligation of Consultant, enforceable in accordance with its terms.

10.	Notices: Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by telecopy or reputable overnight courier service (charges prepaid) to the recipient at the address or telecopy number below indicated:

	a.	Notice to Consultant:
C. Thomas McMillen
8401 Corporate Drive
Suite 550
Landover, MD 20785

b.	Notices to CTN:
CTN Media Group, Inc.
3350 Peachtree Road, Suite 1500
Atlanta, Georgia 30326
Telecopy No.: (404) 257-9517
Attention: Neil H. Dickson

Or such other address or telecopy number or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party, any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. Mail.
11.	Severability: Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.	Complete Agreement: This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement supersedes any previous Consulting Agreements between Consultant and CTN. This Agreement is governed under the laws of the state of Georgia.

13.	Counterparts: This Agreement may be executed in separate counterparts, each of which to be an original and all of which taken together constitute one and the same agreement.

14.	Successors and Assigns: This Agreement is intended to bind and inure to the benefit of and be enforceable by all parties and their respective heirs, successors and assigns, except that Consultant nor CTN may not assign its rights or delegate his obligations hereunder without the prior written consent of the other party.

15.	Amendment and Waiver: The provisions of this Agreement may be amended or waived with the prior written consent of CTN and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

16.	Independent Contractor: Consultant does hereby agree and acknowledge that he is an independent contractor, which controls his own day-to-day activities and is not an employee, joint venturer or partner of CTN. Further, the Consultant shall not have the ability to bind CTN and all advertising sold must be approved by CTN. Consultant shall indemnify and hold harmless CTN for any taxes owed by Consultant which may be assessed against CTN.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

CTN MEDIA GROUP, INC.

By:	/s/ Neil H. Dickson

Its:	Executive Vice President

5/21/01

Consultant:

/s/ C. Thomas McMillen

C. Thomas McMillen		5/21/01